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                                                                  EXHIBIT (99a)

                                   FORM OF
                   CONSULTING AND NONCOMPETITION AGREEMENT


        THIS AGREEMENT (this "Agreement") is made and entered into as of ________ ___, 1995, by and between ____________ (1) (the "Consultant") and Sara
Lee Corporation, a Maryland corporation (the "Company").

        WHEREAS, the Consultant has been an [employee, officer, director and stockholder](2) of L.M. Sandler & Sons, Incorporated ("LMS"), a Virginia corporation that owns all of the capital stock of a general partner and a limited partner of Consolidated Foodservice Companies Limited Partnership, a Delaware limited partnership (the "Partnership"), and as such, possesses special knowledge, abilities and experience regarding the business of LMS and the Partnership.

        WHEREAS, the Company, the Consultant, LMS, the Partnership and others are parties to an Agreement and Plan of Reorganization, of even date herewith (the "Acquisition Agreement"), pursuant to which, among other things, the Company will acquire all of the issued and outstanding capital stock of LMS.

        WHEREAS, as a condition to the execution of the Acquisition Agreement, the Company desires to obtain the services of the Consultant as an independent contractor for the Company with respect to the businesses of LMS and the Partnership, and the Consultant desires to provide such services to the Company, all upon the terms and subject to the condition set forth in this Agreement.

        NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties hereto hereby agree as follows:

        1.  Consulting Services.

        (a) The Company hereby engages the Consultant as an independent contractor, and not as an employee, to render consulting services to the Company as hereinafter provided, and the Consultant hereby accepts such engagement, for a period commencing on the date hereof and terminating on the fifth anniversary of the date hereof (the "Consulting and Noncompetition Period"). The parties hereto agree that the Consultant will not have any authority to bind or act on behalf of the Company or any of its affiliates. During the Consulting and Noncompetition Period, the


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    (1)  [Add names of consultants]

    (2)  As appropriate.

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Consultant shall render such [art](3) consulting services to the Company in connection with the businesses of LMS and the Partnership as the Company from time to time reasonably request.

        (b) The Consultant shall not be required to devote any specific amount of time to the performance of the consulting services rendered hereunder and shall only be required to devote such time to the consulting services as the Consultant shall, in [his/her] reasonable judgment, deem necessary to perform such consulting services. Notwithstanding anything to the contrary contained herein, it being understood that the Consultant will be devoting substantially all of [his/her] business time to one or more other businesses, the Consultant's failure or alleged failure to devote sufficient time to the consulting services rendered hereunder shall not constitute a breach or violation of this Agreement, provided that the Consultant uses reasonable efforts (without interfering with [his/her] other business activities) to perform such consulting services as the Company may from time to time reasonably request.

        2.    Compensation.

        (a) In consideration of the Consultant's consulting services set forth in Section 1 above and the non-competition covenants set forth in Section 5 below, the Company will pay to the Consultant an aggregate of $__________(4) in five equal installments, (i) the first payment of which will occur on the date hereof, (ii) the second payment of which will occur on the second business day following the date on which the Company's Annual Report on Form 10-K for its fiscal year ending July 1, 1995 is due, (iii) the third payment of which will occur on the second business day following the date on which the Company's Annual Report on Form 10-K for its fiscal year ending June 29, 1996 is due,
(iv) the fourth payment of which will occur on the second business day following the date on which the Company's Annual Report on Form 10-K for its fiscal year ending June 28, 1997 is due, and (v) the fifth payment of which will occur on the second business day following the date on which the Company's Annual Report on Form 10-K for its fiscal year ending June 27, 1998 is due (the "Consulting and Noncompetition Payments"). Each Consulting and Noncompetition Payment shall be made by the Company's delivery to the Consultant of a number of shares of common stock, $1.33 1/3 par value per share, of the Company ("Common Stock") equal to the quotient of (a)


______________________

        (3)  Sheri C. Sandler's Agreement only.

        (4) A total amount of $10 million will be shared by, and allocated among, all Consultants. The allocation shall be determined and specified to SLC on or prior to April 1, 1995.

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$__________(5) divided by (b) the average of the closing trading price of the
Common Stock on the New York Stock Exchange Composite Tape on the 20 trading days immediately preceding the date of payment as reported in The Wall Street Journal (such average to be adjusted as appropriate to reflect any stock splits, stock dividends, extraordinary dividends, recapitalizations, reclassifications or other like transactions during such 20 trading days).
Each certificate representing shares of Common Stock issued as a Consulting and Noncompetition Payment shall be registered in the name of the Consultant.

        (b) The Company shall reimburse the Consultant, in accordance with the practice in effect from time to time for officers of the Company, for any reasonable and necessary travelling expenses and other disbursements incurred by the Consultant in the performance of consulting services requested by the Company hereunder, subject to the Company's reasonable requirements with respect to reporting and documentation of such expenses.

        3. Confidential Information. The Consultant acknowledges that the Consultant has obtained as an [employee, officer, director and stockholder] of LMS and will obtain during the course of [his/her] association with the Company and its affiliates and [his/her] performance under this Agreement, trade secrets and other non-public or confidential information relating to the businesses of LMS and the Partnership (the "Confidential Information"), and that the Confidential Information is the property of the Company. The Consultant agrees that [he/she] will not use for [his/her] own purposes or disclose to any third party hereto any Confidential Information without the prior written consent of the Senior Vice President--Corporate Development of the Company (the "Designated Company Officer"), unless and to the extent that it becomes generally known to and available for use within the foodservice industry or by the public other than as a result of the Consultant's acts or omissions to act. The Consultant agrees to deliver to the Company at the end of the Consulting and Noncompetition Period, or at any other time the Company may request, all memoranda, notes, plans, records and other documentation (and copies thereof) relating to the business of the Company and its affiliates (including LMS and the Partnership which the Consultant may then possess or have under [his/her] control.

        4. Inventions and Patents. The Consultant agrees that all inventions, innovations or improvements in LMS's and the partnership's method of conducting their businesses (including new contributions, improvements, ideas and discoveries, whether patentable or not) conceived or made by [him/her] during the


___________________

        (5) Insert each Consultant's share of the $2 million payable to all Consultants on the payment date in question.



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Consulting and Noncompetition Period belong to the Company. The Consultant will promptly disclose such inventions, innovations or improvements to the Designated Company Officer and perform all actions reasonably requested by the Designated Company Officer to establish and confirm such ownership.

        5.  Noncompetition.

        (a) In further consideration of the Consulting and Noncompetition Payments to be paid to the Consultant hereunder, the Consultant agrees that during the Consulting and Noncompetition Period, [he/she] will not, directly or indirectly, either for [himself/herself] or for any other Person, permit [his/her] name to be used by or participate in any business or enterprise competitive with any foodservice distribution business which is engaged in, or proposed to be engaged in, by the Company or any of its affiliates (including LMS and the Partnership) as of October 1, 1994; provided that during the Consulting and Noncompetition Period the Consultant may continue to participate in the seafood trading, brokerage and distribution business of Ocean to Ocean as such business exists on October 1, 1994 to the same extent as the Consultant participates in such business on October 1, 1994. For purposes of this Agreement, the term "participate" means having any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, member, sole proprietor, agent, representative, manager, consultant, franchisor, franchisee, owner or otherwise representing an enterprise; provided that the term "participate" shall not include ownership of less than five percent of any class of equity security of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market. The Consultant agrees that this covenant is reasonable with respect to its duration, geographical area and scope. "Person" means any individual, partnership, corporation, association, limited liability company, joint stock company, trust, joint venture, unincorporated organization or government entity.

        (b) During the Consulting and Noncompetition Period, the Consultant shall not (i) induce or attempt to induce any employee of any foodservice distribution business (other than Ocean to Ocean) of the Company or any of its affiliates (including the Partnership and LMS) to leave their employ or in any way interfere with the relationship between any foodservice distribution business (other than Ocean to Ocean) of the Company or any of its affiliates (including LMS and the Partnership) and any of their employees or (ii) induce or attempt to induce any supplier, licensee, licensor, franchisee, or other business relation of any foodservice distribution business (other than Ocean to Ocean) of the Company or any of its affiliates (including LMS and the Partnership) to cease doing business with them or in any way interfere with the relationship between any foodservice distribution business (other than Ocean to Ocean) of the Company or any of its affiliates (including LMS and the Partnership) and any customer or business relation.



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        (c)  The parties hereto agree that the Company would suffer irreparable harm from a breach by the Consultant of any of the covenants or agreements contained herein. In the event of an alleged or threatened breach by the Consultant of any of the provisions of this Section 5, the Company or its successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (including the extension of the Consulting and Noncompetition Period by a period equal to the length of the violation of this Section 5). The Consultant agrees that these restrictions are reasonable.


        (d) If, at the time of enforcement of any of the provisions of Section 5, a court holds that the restrictions stated therein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.

        (e) The Consultant agrees that the covenants made in Section 5(a) shall be construed as an agreement independent of any other provision of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision of this Agreement.

        6. Tax Returns. The Consultant agrees that [he/she] will treat all payments received by the Consultant hereunder as ordinary income and will file all tax returns and reports required to be filed by [him/her] on the basis that the Consultant is an independent contractor, rather than an employee, as defined in Treasury Regulation Section 31.3121(d)-1(c)(2). Further, the Consultant agrees that [he/she] will indemnify the Company for the amount of any employment taxes paid by the Company as a result of the Consultant not paying employment taxes that the Consultant is obligated to pay in [his/her] capacity as an independent contractor with respect to the Consulting Payments.

        7. Registration of Stock. The Company will take all commercially reasonable efforts to cause the issuance of the shares of Common Stock to the Consultant hereunder to be registered on Form S-8 of the Securities Act of 1933.

        8. Listing of Stock. The Company has taken (or will take) all commercially reasonable efforts to cause the shares of Common Stock issued to the Consultant hereunder to be listed for trading on the New York Stock Exchange on or prior to the date hereof. Furthermore, the Company will provide the Consultant with a copy of the relevant New York Stock Exchange listing application.

        9. Benefits Payable upon Disability or Death. Upon the Consultant's death or disability, the Company shall continued to be



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obligated to pay to the Consultant or, in the event of his death, to his designated beneficiaries, estate or legal representative, the compensation payable to the Consultant pursuant to the terms of Section 2 above on the terms provided therein, all without regard to the Consultant's non-performance of [his/her] obligations hereunder following [his/her] death or disability.

        10. Termination. This Agreement may be terminated at any time by written agreement of the parties hereto.

        11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its affiliates, successors and assigns and shall be binding upon and inure to the benefit of the Consultant and [his/her] heirs and legal representatives and assigns; provided that in no event shall the Consultant's obligations to perform future services for the Company be delegated or transferred by the Consultant without the prior written consent of the Company (which consent may be withheld in its sole discretion).

        12. Modification or Waiver. No amendment, modification or waiver of this Agreement shall be binding or effective for any purpose unless it is made in writing signed by the party hereto against who enforcement of such amendment, modification or waiver is sought. No course of dealing between the parties hereto to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of the Company or the Consultant in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or the Consultant of any such right or remedy shall preclude other or further exercises thereof. A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

        13. Governing Law; Forum. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. Any proceeding relating to this Agreement shall be brought in a state court of Delaware (a "Court"). Each party hereto hereby (i) consents to personal jurisdiction in any such action brought in any such Delaware court, (ii) consents to service of process by notice given in accordance with Section 17 hereof and (iii) waives any objection to venue in any such Delaware court or to any claim that any such Delaware court is an inconvenient forum.

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        14.  Severability. Whenever possible each provision and term of this
Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement; provided that the parties hereto will negotiate in good faith with respect to an alternative provision that will effectuate the intent of the invalidated covenant, agreement or provision; and provided further that if a Court shall find that the covenant contained in Section 5(a) hereof is not reasonable, such Court shall have the power to reduce the duration and/or geographic area and/or scope of such covenant, and the covenant shall be enforceable in this reduced form.

        15. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

        16. Consultant's Representations. The Consultant represents and warrants to the Company that [his/her] execution and delivery of this Agreement does not conflict with, or result in the breach of or violation of, any other agreement, order, judgment or decree to which [he/she] is bound.

        17. Notice. All demands, notices, communications and reports provided for in this Agreement will be in writing and will be either personally delivered or sent by reputable overnight courier service (delivery charges prepaid) to any party hereto at the address specified below, or at such address, to the attention of such other Person, and with such other copy, as the recipient party has specified by prior written notice to the sending party pursuant to the provisions of this Section 17.

      [If to Steven B. Sandler or Arthur B. Sandler:

             [Steven B. Sandler or
              Arthur B Sandler]
             448 Viking Drive
             Suite ___
             Virginia Beach, Virginia  23452

      with a copy, which will not constitute notice to the Sandlers, to:

             Friedman & Kaplan
             875 Third Avenue
             New York, New York 10022
             Attn: Gary D. Friedman, Esq.
             Telefax: (212) 355-6401

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      If to Sheri C. Sandler:

               Sheri C. Sandler
               151 Central Park West
               Apt. 6N
               New York, New York  10023

      with a copy, which will not constitute notice to Sheri C. Sandler, to:

               Herbert J. Goodfriend, Esq.
               Phillips, Nizer, Benjamin, Krim & Ballon
               31 West 52nd Street
               New York, New York 10019-6167
               Telefax: (212) 262-5152]

      If to the Company:

               Sara Lee Corporation
               Three First National Plaza
               Chicago, Illinois 60602
               Attn:

      with a copy, which will not constitute notice to the Company, to:

               Kirkland & Ellis
               200 East Randolph Drive
               Chicago, IL  60601
               Attn: Keith S. Crow, Esq.
                     Sanford E. Perl, Esq.

Any such demand, notice, communication or report will be deemed to have been given pursuant to this Agreement when delivered personally or on the business day after deposit with a reputable overnight courier service, as the case may be.

        18. Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

        19. Counterparts. This Agreement may be executed in counterparts, any one of which need not contain the signatures of more than one party hereto, but all such counterparts taken together will constitute one and the same instrument.

                                  * * * * *

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        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                              SARA LEE CORPORATION

                                              By:  ___________________

                                              Its: ___________________



                                              ________________________
                                                 [the Consultant](6)



_______________
   (6) [Steven Sandler / Arthur Sandler / Sheri Sandler / Samuel Sandler / Reba Sandler]

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